Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Reports Second Quarter 2005 Results

IRVING, TEXAS — August 16, 2005 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes, reported its results for the second quarter of 2005. All dollar figures are expressed in thousands.

REVENUES. For the quarter ended June 30, 2005, revenues from continuing operations were $15,800 versus $26,300 in the second quarter 2004, a decrease of $10,500, or 39.9%. For the six months ended June 30, 2005, revenues from continuing operations were $31,400, 43.8% lower than the $55,900 of revenues generated by the Company in the prior year comparable period. The decrease in revenues for the three and six months ended June 30, 2005 versus the prior year same period resulted from a number of factors. First, the decision at the end of June 2004 by AT&T to discontinue its outbound acquisition services accounted for 58% of the decrease in revenue billings on their campaigns. Additionally the call volumes for certain clients were impacted due to a higher than usual attrition rates of our call center agents at some of our sites during the second quarter 2005.

EBITDA. EBITDA loss for the second quarter of 2005 was $1,900 as compared to our EBITDA loss of $5,600 in the prior year second quarter. The Company’s EBITDA loss of $1,900 for the second quarter 2005 compares favorably with our EBITDA loss for the first quarter 2005 of $2,200. For the six months ended June 30, 2005 the Company generated an EBITDA loss of $4,100 as compared to an EBITDA loss of $7,000 for the six months ended June 30, 2004. Though revenues were down during the first six months of 2005, the EBITDA loss reduction is a result of the cost savings the Company has accomplished through the reduction of staff and the outsourcing of certain of its operations to lower-priced labor markets. The Company has also shed its cash drain of severance expenses paid to former management team members from prior years, which has added a lift to the Company’s current EBITDA picture. Though much work still needs to be done in turning around the Company’s operations on the revenue side and growing our business, we are optimistic that the Company has now bottomed out and that our current business prospects point to an upward curve and EBITDA profitability before the end of the 2005 fiscal year.

Regarding the Company’s second quarter performance, Kannan Ramasamy, the Company’s President and Chief Executive Officer, commented that “We have spent

Aegis Reports Second Quarter 2005 Results

considerable time shoring up our client relationships and revenue positions, as well as working to bring variable costs in line with those stable revenue drivers,” said Kannan Ramasamy, President and Chief Executive Officer of the Company. “Not only have we moved certain quality assurance and operational quality audits offshore, we are moving forward with transitioning information technology services, finance, accounting, human resource and payroll services offshore, allowing us to gain further cost savings and provide us with a competitive advantage within our industry.”

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 2,200 people and utilizing approximately 2,700 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com .

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: our reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on our labor force; reliance on technology; telephone and internet service dependence; the ability, means, and willingness of financial markets to finance our operations; and other operational, financial or legal risks or uncertainties detailed in our SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new expectations, conditions or circumstances, or otherwise.

(financial statements follow)

Aegis Reports Second Quarter 2005 Results

Aegis Communications Group, Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
Revenues	$15,807	$26,294	$31,446	$55,865
Operating costs:
Cost of services	11,732	19,430	23,278	40,628
Selling, general and administrative expenses	5,995	8,848	12,300	17,874
Depreciation and amortization	1,847	2,368	3,593	4,885
Restructuring charges	—	3,628	—	4,314

Total operating expenses	19,574	34,274	39,171	67,701

Operating loss	(3,767)	(7,980)	(7,725)	(11,836)

Interest expense, net	215	160	319	401
Non-cash interest expense	411	296	793	2,058

Loss from continuing operations before income taxes	(4,393)	(8,436)	(8,837)	(14,295)

Income taxes expense	—	—	—	—

Net loss	(4,393)	(8,436)	(8,837)	(14,295)

Preferred stock dividends	—	—	—	—

Net loss applicable to common shareholders	$(4,393)	$(8,436)	$(8,837)	$(14,295)

Basic and diluted loss per common share	$0.00	$(0.07)	$(0.01)	$(0.14)

Weighted average shares of common stock outstanding (in thousands):
Basic	659,577	121,605	659,577	103,305
Diluted	659,577	121,605	659,577	103,305

Aegis Reports Second Quarter 2005 Results

Aegis Communications Group, Inc.

Selected Financial Data

(Dollars in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
Assets
Cash and cash equivalents	$417	$—
Restricted Cash	132	966
Accounts receivable, net	5,827	9,783
Total current assets	7,216	11,849
Property and equipment, net	6,354	9,042
	14,154	22,121

Liabilities & Shareholders’ Deficit
Accounts payable	$5,634	$3,534
Other current liabilities	9,386	10,477
Current portion of long-term debt	2,944	—
Total current liabilities	19,168	15,486
Long term notes payable, net of current portion	15,545	17,816
Total shareholders’ (deficit)	(20,898)	(12,061)